Exhibit 10.1
                                                                    ------------


                                                       MATERIAL IN THIS DOCUMENT
                                                       HAS BEEN OMITTED PURSUANT
                                             TO A CONFIDENTIAL TREATMENT REQUEST



                              SUBLICENSE AGREEMENT


THIS AGREEMENT is made this 27th day of July 2006, by and between Diamyd Therapeutics AB, a subsidiary to Diamyd Medical AB, both corporations having a principal place of business at Linnegatan 89B, 5th Floor, SE-115 23 Stockholm, Sweden (hereinafter referred to as "DIAM") and Neurologix Inc., a corporation having a principal place of business at One Bridge Plaza, Fort Lee, NJ 07024 (together with any subsidiary that hereinafter may be formed by Neurologix Inc. to exploit the Licensed Patent Rights hereinafter referred to as "NLX").




                                    RECITALS

WHEREAS, NLX is developing a product to treat Parkinson's disease using GAD 65 and GAD67 in combination with an adeno-associated virus (AAV) delivery system; and

WHEREAS, NLX seeks a license from DIAM, to develop and commercialize the use of GAD 65 in combination with AAV to treat Parkinson's disease, under the rights of US Patent Number 6,682,906 and related US and international patents and applications as referenced at Appendix A ; and

WHEREAS, DIAM is the exclusive licensee and owner of several patents and patent applications involving GAD, including but not limited to therapeutic applications to US Patent Number 6,682,906 and thereto belonging US and international patents and applications, entitled "Cloned Glutamic Acid Decarboxylase" (GAD)," that relate to, among other things, the gene sequence for GAD 65, said patent owned by the Regents of the University of California, Los Angeles; and

WHEREAS, GAD 65 is believed to have numerous therapeutic applications, including but not limited to treatments for diabetes and Parkinson's disease;

WHEREAS, DIAM is willing to grant such a license to NLX on the terms set forth herein,


 NOW THEREFORE, the parties agree as follows:



 THIS AGREEMENT WILL NOT ENTER INTO FORCE UNTIL SUCH TIME (THE "EFFECTIVE DATE") THAT DIAM HAS PROVIDED A ONE-PAGE LETTER, SIGNED BY THE REGENTS AND DIAM, TO NLX STATING THAT THE REGENTS HAS REVIEWED THIS AGREEMENT AND DIAM IS ENTITLED TO OFFER THE RIGHTS THAT ARE THE SUBJECT OF THIS NLX SUBLICENSE (THE "REGENTS LETTER"). THE REGENTS LETTER SHALL BE PROVIDED WITHIN 45 DAYS FROM THE DATE THE NLX SUBLICENSE IS SIGNED BY BOTH PARTIES. IN THE EVENT THE REGENTS LETTER IS NOT PROVIDED BY DIAM, THEN THIS AGREEMENT WILL BE NULL AND VOID AND NEITHER PARTY WILL HAVE A CLAIM ON THE OTHER PARTY.

                                 1. DEFINITIONS

1.1 "Adeno-Associated Virus" or "AAV" shall mean a i) single stranded DNA virus encoding two proteins (rep and cap) that ii) cannot replicate on its own but rather requires a cell to be co-infected with Adenovirus in order to replicate, that iii) in the absence of co-infection with adenovirus, AAV goes into a latent phase, and that iv) upon infection of a cell, incorporates its DNA into genome of host cell into a specific site on 19th chromosome.
1.2 "Affiliate" means any company or other legal entity other than NLX in whatever country organized, controlling, controlled by or under common control with NLX. The term "control" means possession, direct or indirect, of the powers to direct, cause or significantly influence the direction of the management and policies of NLX, whether through the ownership of voting securities, by contract or otherwise.
1.3 "Field" shall mean treatment of Parkinson's Disease by AAV Gene Therapy. For clarity, sales resulting from "off-label" use in any therapeutic indications other than Parkinson's Disease is not permitted under this license.
1.4 "First Commercial Sale" means the first sale of any Licensed Product by NLX or its Affiliates, following approval of its marketing by the appropriate governmental agency for the country in which the sale was made, and when governmental approval is not required, the first sale in that country.
1.5             "GAD 65" shall mean the GAD 65 as is covered by the Licensed
                Patent Rights.
1.6 "Gene Therapy" shall mean the treatment of certain disorders, not limited to those caused by genetic anomalies or deficiencies, by introducing specific engineered genes into a patient's brain.
1.7 "Licensed Method" shall mean any process or method in the Field that, absent this License, would infringe a claim within the Licensed Patent Rights.
1.8 "Licensed Patent Rights" shall mean rights to any subject matter claimed in U.S. Patent No. 6,682,906; any continuing applications thereof, including divisions but excluding any additional continuation-in-part applications, except to the extent that any such continuation-in-part has claims directed to subject matter enabled and described in U.S. Patent No. 6,682,906; any patents issuing on said applications, continuing applications and divisional applications including reissues and reexaminations thereof, and any foreign counterparts thereto. A list of patents issued and pending is included at Appendix A.
1.9 "Licensed Product" shall mean a product that shall include GAD 65, the manufacture, use or sale of which would employ a Licensed Method or, absent a license, infringe a claim within the Licensed Patent Rights.
1.10 "Net Sales" means the total amount received by NLX or its Affiliates or Sublicensees from the sale or distribution of Licensed Products less the sum of the following deductions where applicable: sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; transportation charges and allowances or credits to customers because of rejections or returns. Sales between or among NLX and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales, except where such Affiliates or Sublicensees are end users (i.e., the entity that makes the last sale to the consumer), but Net Sales shall include the subsequent final sales to third parties by such Affiliates or Sublicensees.
1.11 "Parkinson's Disease" shall mean a neurodegenerative disease of the substantia nigra, an area in the basal ganglia of the brain that is associated with the destruction of brain cells that produce dopamine resulting in low production of dopamine and is physically characterized by muscular tremor.
1.12 "Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including without limitation, a government or political subdivision, department or agency of a government
1.13 "Regents" shall mean the THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its corporate offices located at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550.
1.14 Regents License means the exclusive license entered into between DIAM and Regents dated February 15, 1994, including all amendments and modifications thereto, that grants DIAM the exclusive rights, under the rights of US Patent Number 6,682,906 and related US and international patents and applications to develop and commercialize the Licensed Patent Rights in the Field.
1.15 "Sublicensee" means any third party sublicensed by NLX to make, have made, use or sell Licensed Products or to practice Licensed Methods.
1.16 "Third Party" means any at arms-length Person other than NLX, DIAM or any of their respective Affiliates.




                                    2. GRANT

          2.1 DIAM hereby grants to NLX a non-exclusive sublicense, under the Licensed Patent Rights to make, have made, use and sell and import Licensed Products and to practice Licensed Methods in the Field (the "License').


          2.2 The Licensed Patent Rights were developed with United States Government funds, and a royalty-free nonexclusive license has been granted to the United States Government, as required under 35 U.S.C. ss.201-212. Accordingly, the License shall be subject to any overriding obligations to the United States federal government under 35 U.S.C. ss.201-212.


          2.3 Pursuant to the Regents Letter, in the event the Regents License is terminated by its terms or by Regents or DIAM, except for what is written in
Section 18.1 a) b) and c) of this Agreement. NLX's rights hereunder shall be assigned directly to Regents and shall remain in full force and effect under the terms hereof except that the duties of Regents under such assigned License shall not be greater than the duties of Regents under the Regents License. As of the date of this Agreement, the duties of Regents under the Regents License are not less than the duties of DIAM under this Agreement.



                                 3. SUBLICENSEES

          3.1 DIAM grants to NLX the right to issue non-exclusive sublicenses (Sublicenses) of its License to Third Parties.


          3.2 [CONFIDENTIAL]


          3.3 All such Sublicenses shall include the reserved rights of Regents under this License. To the extent applicable, Sublicenses shall also be subject to the rights of the United States federal government under 35 U.S.C. ss.201-212.


          3.4 NLX shall provide an unredacted copy of any Sublicense within 15 days of execution thereof.


          3.5 NLX shall provide to DIAM a copy of all information submitted to NLX by Sublicensees relevant to the computation of the payments due from NLX to DIAM under this Article 3.



                      4. CONSIDERATION and MAINTENANCE FEES

          4.1 NLX agrees transfer to DIAM a license issue fee of USD 500,000 (five hundred thousand). The license issue fee is non-refundable and is not an advance against royalties and shall be in DIAM's account within 30 (thirty) calendar days from the Effective Date of this Agreement.


          4.2 In further consideration for the License and beginning on January 1, 2008, and on each subsequent January 1 during the Term, NLX shall pay an annual License Maintenance Fee of seventy five thousand dollars (USD 75,000) to DIAM. The License Maintenance Fee may be offset against royalty or sublicense income paid to DIAM for that year.


                                  5. ROYALTIES

          5.1 NLX shall pay to DIAM earned royalties ("Royalties") on the Net Sales of Licensed Products in the Field sold by NLX, its Affiliates or Sublicensees in the following amounts:


               5.1.1  [CONFIDENTIAL]


               5.1.2  [CONFIDENTIAL]


          5.2 In addition to the Royalties set out at 5.1, NLX shall pay DIAM the following Milestone Payments:


               5.2.1  [CONFIDENTIAL]


               5.2.2  [CONFIDENTIAL]

The obligation to make Milestone Payments shall be triggered upon the first time that the specified annual Net Sales are reached, regardless of whether such sales are made by NLX, its Affiliates or Sublicensees.


          5.3 In the event a Licensed Product is sold in a combination package with one or more other products or services not covered by Licensed Patent Rights or is sold as part of a single product containing such other products, not limited to pumps or tubing sets, for purposes of calculating earned royalties on such package, Net Sales will be calculated as the gross selling price of such combination package or service.


          5.4 Royalties shall be payable on Licensed Products covered by the Licensed Patent Rights. Earned Royalties shall accrue for the duration of the License.


          5.5 Royalties accruing to DIAM shall be paid to DIAM on a quarterly basis. Each such payment will be for royalties which accrued within the most recently completed calendar quarter and payment shall be made by NLX within thirty (30) days of the end of such calendar quarter.


          5.6 All monies due DIAM under this Agreement shall be payable in United States funds by wire transfer to an account to be established by DIAM. When Licensed Products are sold for monies other than United States dollars, the earned Royalties will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted into equivalent United States funds. The exchange rate will be that established by the Bank of America in San Francisco, California on the last day of the reporting period.


          5.7 Any tax for the account of DIAM required to be withheld by NLX under the laws of any foreign country shall be promptly paid by NLX for and on behalf of DIAM to the appropriate governmental authority, and NLX shall use its best efforts to furnish DIAM with proof of payment of such tax. NLX shall be responsible for all bank transfer charges. All payments made by NLX in fulfillment of DIAM ' tax liability in any particular country shall be credited against earned royalties or fees due DIAM for that country. Nothing herein shall require NLX to be responsible for or pay any taxes on the income of DIAM


          5.8 If at any time legal restrictions prevent the prompt remittance of part or all Royalties by NLX with respect to any country where a Licensed Product is sold, NLX shall have the right and option to make such payments by depositing the amount thereof in local currency to DIAM 's account in a bank or other depository in such country. If after one year of good-faith efforts by DIAM to recover the monies, the Royalties still cannot be returned to the United States, Licensee will be responsible for payment in the United States.


          5.9 In the event that any patent or any claim thereof included within the Licensed Patent Rights shall be held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, all obligation to pay Royalties based on such patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. NLX shall not, however, be relieved from paying any Royalties that accrued before such decision or that are based on another patent or claim not involved in such decision.


                                6. DUE DILIGENCE

          6.1 Upon the execution of this Agreement, NLX shall diligently proceed with the development, manufacture and sale (collectively referred to as "commercialization") of the Licensed Products in order to comply with the diligence milestones listed below. If Licensee is unable to perform any of the following with respect to the commercialization of Licensed Products, DIAM in its sole discretion, shall have the right and option to terminate this License.


                                [CONFIDENTIAL]


                  7. PATENT FILING, PROSECUTION AND MAINTENANCE

          7.1 Under the Regents License, The Regents shall have the responsibility for the preparation, filing, prosecution and maintenance of the Licensed Patent Rights in the United States and in the foreign countries with counsel of The Regents' choice. Under the Regents License, DIAM has he right to review and comment on certain prosecution matters.


          7.2 In the event that DIAM or the Regents abandons any patent application or issued patent licensed under this Agreement, DIAM shall give NLX at least thirty (30) days' prior notice.



                             8. PATENT INFRINGEMENT

          8.1 In the event that NLX learns of the substantial infringement in the Field of any patent in Licensed Patent Rights, NLX shall so inform DIAM in writing and shall provide DIAM with reasonable evidence of such infringement. Both parties to this Agreement agree that during the Term, neither party will notify a third party of the infringement of any of Licensed Patent Rights in the Field without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall fully cooperate to terminate such infringement without litigation.

          8.2 Under the Regents License, the Regents have certain rights to act as the lead party in any infringement litigation to enforce the Licensed Patent Rights. In the event the Regents decide not to lead such litigation, DIAM shall determine which party shall act as the lead party in any litigation action against the infringement of the Licensed Patent Rights in the Field. In the event DIAM determines it will act as the lead party in the infringement suit, NLX shall have the right to participate in any such infringement litigation and be represented by counsel of its choice when such litigation relates specifically to a Licensed Product. The Regents has the right at all times to join such suit at its own expense.

          8.3 In any infringement suit either party may institute to enforce the Licensed Patent Rights pursuant to this Agreement, the other party shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. No such suit shall be settled by a party in any manner which diminishes the rights of the other party hereto under this Agreement without the written agreement of both parties.

          8.4 Such legal action shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party.





                         9. PROGRESS AND ROYALTY REPORTS

          9.1 Commencing on June 30, 2006, NLX shall submit to DIAM and the Regents, semi-annual written progress reports covering NLX's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product for the Term of this Agreement.

          9.2 NLX agrees to report to DIAM and the Regents the date of the First Commercial Sale of Licensed Products in the Field.

          9.3 After the First Commercial Sale of a Licensed Product, NLX will make quarterly royalty reports to DIAM on or before each January 30, April 30, July 30 and October 30 of each year (i.e., within thirty (30) days from the end of each calendar quarter). Each such royalty report will cover NLX's most recently completed calendar quarter and will show: (a) the gross sales and Net Sales of Licensed Products sold by NLX during the most recently completed calendar quarter; (b) the number of each type of Licensed Product sold; and (c) the Royalties payable hereunder with respect to such.

          9.4 If no sales of Licensed Products have been made during any reporting period, a statement to this effect shall be required.


                              10. BOOKS AND RECORDS

          10:1 NLX shall keep books and records accurately showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records shall be preserved for at least five (5) years from the date of the payment to which they pertain and shall be open to inspection by representatives or agents of DIAM or the Regents at reasonable times.

          10.2 The fees and expenses of DIAM's or the Regents' representatives performing such an examination shall be borne by the requesting party. However, if an error in Royalties of more than five percent (5%) of the total Royalties due for any quarterly period is discovered, then the fees and expenses of the representatives shall be borne by NLX.

                            11. TERM OF THE AGREEMENT

          11.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the Effective Date until the last to occur of: (a) expiration of the last to expire patent; or (b) until such time as any claims under a properly filed patent application have been fully prosecuted, or (c) 17 years (the "Term").

          11.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

               Article 3.6  Sublicensee Assignment
               Article 10   Books and Records
               Article 14 Disposition of Licensed Products on Hand upon Termination
               Article 16   Use of Names and Trademarks
               Article 18   Indemnification
               Article 23   Failure to Perform.



                             12. TERMINATION BY DIAM

          12.1 If NLX violates or fails to perform any material term or covenant of this Agreement, including but not limited to i) sales of Licensed Products outside the Field ("off-label sales"), ii) obligations to pay Fees and Royalties under Articles 4 and 5 and , and iii) obligations with respect to Diligence Milestones at Article 6, then DIAM may give written notice of such default ("Notice of Default") to Licensee. If Licensee fails to repair such default within forty five (45) days after the effective date of the Notice of Default, or, if the breach cannot be cured within forty five (45) days, DIAM shall have the right to terminate this Agreement and the License by a second written notice ("Notice of Termination") to NLX. If a Notice of Termination is sent to NLX, this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve NLX of its obligation to pay any royalty or license fees owing at the time of such termination and shall not impair any accrued right of DIAM. These notices shall be subject to Article 19 (Notices).

          12.2 If NLX shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors then DIAM shall have the right to terminate this License.



                             13. TERMINATION BY NLX

          13.1 NLX shall have the right at any time to terminate this Agreement by giving notice in writing to DIAM. Such notice of termination shall be subject to Article 19 (Notices) and shall be effective ninety (90) days after effective date of such notice.

          13.2 Any termination pursuant to Paragraph 13.1 shall not relieve NLX of any obligation or liability accrued hereunder prior to such termination or rescind anything done by NLX or any payments made to DIAM hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of DIAM arising under this Agreement prior to such termination.



          14. EFFECT OF TERRMINATION, DISPOSITION OF LICENSED PRODUCTS
                                UPON TERMINATION

          14.1 Effect of Termination. Upon the termination of this Agreement, all licenses granted by DIAM to NLX hereunder shall revert to DIAM. Furthermore, upon the termination of this Agreement to the extent permissible by law: (a) NLX shall promptly return to DIAM all relevant records, materials and confidential information provided by DIAM concerning the Licensed Patent Rights in the possession or control of NLX; and (b) DIAM shall promptly return to NLX any confidential information of NLX in DAIM's possession or control.

          14.2 Upon termination of this Agreement, NLX shall have the right to dispose of all previously made or partially made Licensed Products, but no more, within a period of six (6) months; provided, however, that the sale of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of Royalties at the rate and at the time provided herein and the rendering of reports.


                               15. PATENT MARKING

          15.1 NLX agrees to mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.


                         16. USE OF NAMES AND TRADEMARKS

          16.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto or either party's employees (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use of the name DIAM(R) or "The Regents of the University of California" or the name of any campus of the University of California is expressly prohibited.


                              17. LIMITED WARRANTY

          17.1 THIS LICENSE AND THE ASSOCIATED PATENT RIGHTS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. DIAM AND THE REGENTS MAKE NO REPRESENTATION OR WARRANTY THAT THE MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

          17.2 IN NO EVENT WILL DIAM, THE REGENTS OR NLX BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS.

          17.3  Nothing in this Agreement shall be construed as:

               17.3.1 a warranty or representation as to the validity or scope of the Licensed Patent Rights; or,

               17.3.2 a warranty or representation that anything made, used, sold or otherwise disposed of under any License granted in this Agreement is or will be free from infringement of patents of third parties; or,


               17.3.3 an obligation for DIAM or Regents to furnish any know-how; or,

               17.3.4 an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 8 (Patent Infringement); or,

               17.3.5 conferring by implication, estoppel or otherwise any license or rights other than defined under "Licensed Patent Rights" in this Agreement regardless of whether such rights are dominant or subordinate to "Licensed Patent Rights", including explicitly the the U.S. patent application Serial No. 07/579,007 entitled "Improved Methods for the Diagnosis and Treatment of Diabetes" by Baekkeskov and any continuing applications, continuation-in-part applications, and/or divisional applications thereto; and any patents issuing on said applications, including reissue and reexaminations thereof; and any foreign applications or patent corresponding directly thereto.


                     18. REPRESENTATIONS AND INDEMNIFICATION

          18.1 DIAM represents and warrants:

               (a) the execution and delivery of this Agreement and the performance of its obligations hereunder do not violate or breach any other agreement to which DIAM is bound;

               (b) To the best of DIAM's knowledge, the Licensed Patent Rights existing as of the Effective Date are subsisting, valid and enforceable, and no claim has been made alleging that the Licensed Patent Rights infringes or otherwise violates any intellectual property or proprietary right of any Third Party.


               (c) To the best of DIAM's knowledge, as of the Effective Date, no party is infringing the Licensed Patent Rights.

          18.2 NLX agrees to indemnify, hold harmless and defend DIAM and the Regents, its officers, employees, and agents; the inventors of the patents and patent applications in the Licensed Patent Rights and their respective employers from and against any and all liability, claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this License.

          18.3 NLX, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

             18.3(a)     Each occurrence                             $1,000,000
             18.3(b)     products/completed operations aggregate     $5,000,000
             18.2(c)     personal and advertising injury             $1,000,000
             18.3(d)     general aggregate (commercial form only)    $5,000,000

     18.4 It should be expressly understood, however, that the coverages and limits referred to under Paragraph 18.4 shall not in any way limit the liability of NLX. NLX shall furnish DIAM and the Regents with certificates of insurance evidencing compliance with all requirements. NLX shall not be required to insure its activities relative to the products' liability risks until commencing use of Licensed Products in human subjects. Such insurance shall:

             18.4(a) provide for thirty (30) day advance written notice to the Regents of any modification;

             18.4(b) indicate that DIAM and the Regents of the University of California has been endorsed as an Insured under the coverages referred to under Paragraph 18.2; and

             18.4(c)     include a provision that the coverages will be
                           primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by DIAM or the Regents.


         18.5 NLX shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by NLX or by a Sublicensee or Affiliate of NLX, and (ii) a reasonable period after the period referred to in Subsection (3)(i) above which in no event shall be less than five
(5) years.


                                   19. NOTICES

     19.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to such other address designated by written notice.

             For NLX:             One Bridge Plaza,
                                  Fort Lee, NJ 07024
                                  Attention:  Dr. Martin Kaplitt


             For DIAM:            Linnegatan 89B,
                                  5th Floor,
                                  SE-115 23 Stockholm, Sweden
                                  Attention: Mr. Anders Essen-Moller

          19.2 DIAM will be responsible for providing all notices to the Regents that may be required under the Regents License.

                                20. ASSIGNABILITY

          20.1 This Agreement is binding upon and shall inure to the benefit of DIAM, its successors and assigns, but shall be personal to DIAM and assignable by NLX only with the written consent of DIAM, which consent shall not be unreasonably withheld. The consent of DIAM shall not be required where the assignment is in conjunction with the transfer of all or substantially all of the business of NLX to which this License relates.


                                21. LATE PAYMENTS

          21.1 In the event royalty payments or fees are not received by DIAM when due, NLX shall pay to DIAM interest charges at a rate per annum of ten percent (10%) simple interest calculated from the date payment was due until actually received by DIAM.

                                   22. WAIVER

          22.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                            23. FAILURE TO PERFORM

          23.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                              24. GOVERNING LAWS

          24.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

                 25. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

          25.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, NLX shall assume all legal obligations to do so.



                             26. EXPORT CONTROL LAWS

          26.1 NLX shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.


                    27. PREFERENCE FOR UNITED STATES INDUSTRY

          27.1 Because this Agreement grants a right to a particular use of an The Regents' invention, NLX agrees that any Licensed Products embodying this Licensed Patent Rights or produced through the use thereof to be sold in the United States will be manufactured in the United States to the extent required by 35 U.S.C. ss.201-212.

                                28. FORCE MAJEURE

          28.1 For a period of ninety (90) days, the parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances or regulations; strikes, lockouts or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties' respective obligations hereunder shall resume.

                                29. MISCELLANEOUS

          29.1 All rights and licenses granted under or pursuant to this Agreement by DIAM to NLX are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. In the event of a declaration of bankruptcy by DIAM, the parties agree that NLX, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy.

          29.2 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          29.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

          29.4 This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

          29.5 If any provisions contained in this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, provided that a party's rights under this Agreement are not materially affected. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable, provision, but shall be valid, legal and enforceable.

IN WITNESS WHEREOF, both DIAM and NLX have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.


NEUROLOGIX INC.                                 DIAMYD THERAPEUTICS AB




By

/s/ Marc L. Panoff                              By /s/ Anders Essen-Moller
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Name  Marc L. Panoff                            Name   Anders Essen-Moller
--------------------------------------------------------------------------------


Title  Chief Financial Officer                  Title  President
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Date:  August 4, 2006                           Date:  July 27, 2006
--------------------------------------------------------------------------------